EXHIBIT 99.2

Second Quarter 2021 Earnings
Prepared Remarks

We are providing a copy of our prepared remarks in connection with our earnings announcement. These remarks are offered to provide additional detail for analyzing our Q2 2021 results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

Conference call details:
August 5, 2021
8:30 a.m. Eastern Time

•To access the live broadcast, please visit the Investor Relations section of our website at https://investors.ansys.com and click on Events & Presentations, then Events Calendar.

•The call can also be heard by dialing (855) 239-2942 (US) or (412) 542-4124 (CAN & INT’L) at least five minutes prior to the call and asking the operator to connect you to our conference call.

•A replay will be available within two hours of the call's completion by dialing (877) 344-7529 (US), (855) 669-9658 (CAN) or (412) 317-0088 (INT’L) and referencing the access code 10156465 or at https://investors.ansys.com/events-and-presentations/events-calendar.

/ Supplemental Information

In addition to our GAAP information, we have historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q2 2021 earnings press release, which can be found on our website in the "Why Ansys - News Center" section. Reconciliations of GAAP to non-GAAP information are also provided later in this document.

Constant currency amounts exclude the effects of foreign currency fluctuations on the reported results. To present this information, the 2021 results for entities whose functional currency is a currency other than the U.S. Dollar were converted to U.S. Dollars at rates that were in effect for 2020, rather than the actual exchange rates in effect for 2021. The constant currency growth rates are calculated by adjusting the 2021 reported results to exclude the 2021 currency fluctuation impacts and comparing them to the 2020 reported results. We have provided this non-GAAP financial information to aid investors in better understanding our performance.

Q2 2021 Financial Results // 1

/ Second Quarter Overview

We reported second quarter annual contract value (ACV) of $430.5 million, an increase of 25% and 23% in reported and constant currency, respectively, when compared to the second quarter of 2020. Year-to-date (YTD) 2021 ACV was $749.9 million, an increase of 16% and 14% in reported and constant currency, respectively, when compared to YTD 2020.

Second quarter consolidated GAAP revenue was $446.7 million, an increase of 16% and 13% in reported and constant currency, respectively, when compared to the second quarter of 2020. YTD 2021 consolidated GAAP revenue was $809.9 million, an increase of 17% and 14% in reported and constant currency, respectively, when compared to YTD 2020. GAAP diluted EPS was $1.06 and $1.89 in the second quarter and YTD 2021, respectively, compared to $1.11 and $1.64 for the second quarter and YTD 2020, respectively.

Second quarter consolidated non-GAAP revenue was $452.6 million, an increase of 16% and 14% in reported and constant currency, respectively, when compared to the second quarter of 2020. YTD 2021 consolidated non-GAAP revenue was $824.7 million, an increase of 18% and 15% in reported and constant currency, respectively, when compared to YTD 2020. Non-GAAP diluted EPS was $1.85 and $2.97 in the second quarter and YTD 2021, respectively, compared to $1.55 and $2.37 for the second quarter and YTD 2020, respectively.

Operating cash flows were $118.9 million for the second quarter and $290.0 million for YTD 2021, compared to $131.6 million and $279.0 million for the second quarter and YTD 2020, respectively.

Update on the Impact of COVID-19:

During the first half of 2021, we continued to mitigate the effects of COVID-19 on our business. The health and safety of our employees and their families, our partners and our broad Ansys community around the world remain a high priority. The following provides an update on our operational, financial and liquidity impacts of the pandemic in the second quarter:

•Remote access remained the primary means of work for much of our workforce. During the second quarter, we announced our plans for post-pandemic work arrangements. These plans include options for our employees to work from home, in the office or on a flexible basis where they can alternate between the office and home. These arrangements will start to be adopted in the fourth quarter and will be subject to evolving local guidelines on precautions to be taken to mitigate COVID-19 risk to our employees and customers.

•Our direct and indirect sales and support teams continue to use collaborative technology to access both Ansys’ data centers and the public cloud, and to meet virtually with customers to mitigate disruptions to our sales pipeline. Additionally, in-person meetings are starting to resume as well as planning for live attendance at trade events. Our R&D teams have also continued to be productive and meet our product release targets, as evidenced by the recent release of Ansys 2021 R2 in July. The strength of our business and diverse customer base contributed to the delivery of key financial metrics that exceeded our financial guidance.

•We reported strong second quarter cash flows and believe we will have adequate liquidity to meet both the ongoing operational requirements and our debt interest payments over the next twelve months.

The Q3 and full year 2021 guidance, and the related assumptions, are detailed later in this document.

Q2 2021 Financial Results // 2

Other Recent Highlights

•We continue to deliver innovative, best-in-class multiphysics capabilities. With the recently launched Ansys 2021 Release 2, engineers can capitalize on increasing compute power to optimize complex products, assemblies and systems across industries. Ansys 2021 R2 enables engineers to get products to market faster with systems engineering workflows that bring together multiple engineering tools and disciplines to help stakeholders understand subsystem interactions and synergies. Our simulation solutions provide an open approach that streamlines engineering via simplified workflows, integrated data management and easily accessed high-performance computing power via the cloud.

•We continue to raise the bar on meeting stringent industry standards. We achieved certification of our multiphysics signoff solutions for TSMC's advanced N3 and N4 process technologies. This enables joint customers to meet critical power, thermal and reliability standards for highly sophisticated artificial intelligence/machine learning, 5G, high-performance computing, networking and autonomous vehicle chips.

•We continue to work with our customers to sustainably improve their products:

◦We are partnering with the ITER Organization to optimize electromagnetic design and performance for the ITER fusion energy machine, the largest nuclear fusion plant created to deliver clean, net energy affordably and to maintain fusion for long durations.

◦Ansys and Meggitt PLC are collaborating to create next-generation aircraft technologies that will satisfy strict flight certification requirements and meet stringent greenhouse gas reduction guidelines.

Q2 2021 Financial Results // 3

DEFERRED REVENUE AND BACKLOG

(in thousands)	June 30, 2021	March 31, 2021	June 30, 2020	March 31, 2020
Current Deferred Revenue	$338,396	$366,596	$325,098	$352,964
Current Backlog	258,777	240,904	226,995	211,842
Total Current Deferred Revenue and Backlog	597,173	607,500	552,093	564,806

Long-Term Deferred Revenue	13,202	14,133	11,090	12,787
Long-Term Backlog	316,724	314,868	283,287	257,433
Total Long-Term Deferred Revenue and Backlog	329,926	329,001	294,377	270,220

Total Deferred Revenue and Backlog	$927,099	$936,501	$846,470	$835,026
The table above represents GAAP deferred revenue and backlog. As a result of the fair value provisions applicable to the accounting for business combinations, we typically record acquired deferred revenue at an amount that is lower than the historical carrying value. This results in expected reductions in reported revenue of $4.2 million and $21.1 million for the quarter ending September 30, 2021 and the year ending December 31, 2021, respectively.

ACV

(in thousands, except percentages)	Q2 QTD 2021	Q2 QTD 2020	% Change	% Change in Constant Currency
ACV	$430,539	$344,406	25.0%	22.7%
Recurring ACV as a percentage of ACV	82.1%	83.2%

(in thousands, except percentages)	Q2 YTD 2021	Q2 YTD 2020	% Change	% Change in Constant Currency
ACV	$749,921	$645,456	16.2%	13.5%
Recurring ACV as a percentage of ACV	80.2%	82.7%

Recurring ACV includes both lease licenses and maintenance contracts. The reduction as a percentage of total ACV in 2021 as compared to 2020 was driven by an increase in perpetual licensing coming off a weak comparable in 2020.
Q2 2021 Financial Results // 4

Q2 2021 Trailing Twelve-Month ACV by Industry
Consumer, 1%
Aerospace & Defense, 19%
High-Tech, 32%
Automotive, 18%
Healthcare, 2%
Construction, 1%
Academic, 4%
Materials & Chemicals, 5%
Energy, 8%
Other, 1%
Industrial Equipment, 9%

Q2 2020 Trailing Twelve-Month ACV by Industry
Consumer, 1%
Aerospace & Defense, 17%
High-Tech, 32%
Automotive, 19%
Healthcare, 2%
Construction, 2%
Academic, 3%
Materials & Chemicals, 5%
Energy, 8%
Other, 1%
Industrial Equipment, 10%

Q2 2021 Financial Results // 5

Regional and Industry Commentary
During the second quarter, customers continued to innovate, using simulation to deliver better products to market faster and at lower cost. The high-tech and semiconductor, aerospace and defense, and automotive and ground transportation industries continue to drive our growth.

Driven by the megatrend of 5G and the increasingly pervasive use of more complex electronics systems, our customers in the high-tech and semiconductor industry continued investing in our solutions across all regions. Of note in the quarter were multi-year, multi-million-dollar sales to North American, European and Asian semiconductor companies. This includes a deal with a leading North American semiconductor company that uses our technology to help ensure they have the capacity to run 5nm and upcoming 3nm designs. A common factor in these sales was the increasing need for highly accurate multiphysics workflows from the chip, to the package, to the system as companies develop chips of ever decreasing scale.

Our performance in the aerospace and defense industry benefited from the closing of several deals in North America and EMEA. Of note in the quarter was a multi-year, multi-million-dollar sale to a leading defense contractor. In addition, as the commercial sector continues its recovery from the impact of the global pandemic, a leading aerospace OEM extended their use of Ansys for future cabin management system design.

As electrification, advanced driver-assistance systems and autonomous technologies shape the future of transportation and mobility, the automotive industry continues to invest in simulation to simultaneously accelerate the development of these new innovations and improve the productivity of existing technologies and processes. Examples of this in the quarter include a significant multi-million-dollar deal with an automotive supplier to develop future propulsion technologies.

Although the use of physics-based simulation in the healthcare industry is still at early stages of adoption, we saw continued growth in this space in pioneering areas such as the use of simulation in the in-silico medicine revolution. Notable deals in the quarter included seven-figure sales to two leading medical device companies, both of which used our materials intelligence solutions for materials selection and data management. Additionally, one of the deals uses our simulation software to train AI algorithms while also replacing human clinical trials with virtual patients.

More broadly in the quarter, we continued to see wide-ranging growth across industry and geography in our small- and medium-sized customer set for a second quarter in a row.
Q2 2021 Financial Results // 6

REVENUE BY LICENSE TYPE

GAAP

(in thousands, except percentages)	Q2 QTD 2021	% of Total	Q2 QTD 2020	% of Total	% Change	% Change in Constant Currency
Lease	$129,794	29.1%	$113,209	29.4%	14.6%	13.9%
Perpetual	85,028	19.0%	56,132	14.6%	51.5%	48.1%
Maintenance	218,297	48.9%	203,179	52.7%	7.4%	4.5%
Service	13,535	3.0%	13,141	3.4%	3.0%	(0.1)%
Total	$446,654		$385,661		15.8%	13.4%

(in thousands, except percentages)	Q2 YTD 2021	% of Total	Q2 YTD 2020	% of Total	% Change	% Change in Constant Currency
Lease	$194,871	24.1%	$158,083	22.9%	23.3%	22.0%
Perpetual	152,555	18.8%	99,088	14.3%	54.0%	50.1%
Maintenance	431,971	53.3%	403,667	58.4%	7.0%	3.9%
Service	30,483	3.8%	29,808	4.3%	2.3%	(0.6)%
Total	$809,880		$690,646		17.3%	14.5%

Non-GAAP

(in thousands, except percentages)	Q2 QTD 2021	% of Total	Q2 QTD 2020	% of Total	% Change	% Change in Constant Currency
Lease	$129,805	28.7%	$113,872	29.2%	14.0%	13.2%
Perpetual	85,028	18.8%	56,136	14.4%	51.5%	48.1%
Maintenance	224,176	49.5%	206,548	53.0%	8.5%	5.6%
Service	13,541	3.0%	13,145	3.4%	3.0%	(0.1)%
Total	$452,550		$389,701		16.1%	13.8%

(in thousands, except percentages)	Q2 YTD 2021	% of Total	Q2 YTD 2020	% of Total	% Change	% Change in Constant Currency
Lease	$196,047	23.8%	$158,804	22.7%	23.5%	22.2%
Perpetual	152,555	18.5%	99,128	14.2%	53.9%	50.1%
Maintenance	445,606	54.0%	410,850	58.8%	8.5%	5.4%
Service	30,491	3.7%	29,816	4.3%	2.3%	(0.6)%
Total	$824,699		$698,598		18.1%	15.3%

The difference between the GAAP and non-GAAP revenue values presented above is a result of the application of the fair value provisions applicable to the accounting for business combinations.

We continue to experience interest by some of our larger customers in enterprise agreements that often include longer-term, time-based licenses involving a larger number of our software products. While these arrangements typically involve a higher overall transaction price, the upfront recognition of license revenue related to these larger, multi-year transactions can result in significant lease license revenue volatility. Software products, across a large variety of applications and industries, are increasingly distributed in software-as-a-service, cloud and other subscription environments in which the licensing approach is time-based rather than perpetual. As this preference increases, it will continue to result in a shift from perpetual licenses to time-based licenses.

Q2 2021 Financial Results // 7

The value and duration of multi-year lease contracts executed during the period significantly impact the recognition of revenue. As a result, revenue may fluctuate significantly, particularly on a quarterly basis, due to the timing of such contracts, relative differences in duration of long-term contracts from quarter to quarter and changes in the mix of license types sold from quarter to quarter. Large swings in revenue growth rates are not necessarily indicative of customers' software usage changes or cash flows during the periods presented.

REVENUE BY GEOGRAPHY

GAAP

(in thousands, except percentages)	Q2 QTD 2021	% of Total	Q2 QTD 2020	% of Total	% Change	% Change in Constant Currency
Americas	$216,292	48.4%	$191,454	49.6%	13.0%	12.8%

Germany	30,609	6.9%	27,274	7.1%	12.2%	3.6%
Other EMEA	74,348	16.6%	60,083	15.6%	23.7%	15.2%
EMEA	104,957	23.5%	87,357	22.7%	20.1%	11.6%

Japan	60,198	13.5%	55,849	14.5%	7.8%	9.5%
Other Asia-Pacific	65,207	14.6%	51,001	13.2%	27.9%	23.4%
Asia-Pacific	125,405	28.1%	106,850	27.7%	17.4%	16.1%

Total	$446,654		$385,661		15.8%	13.4%

(in thousands, except percentages)	Q2 YTD 2021	% of Total	Q2 YTD 2020	% of Total	% Change	% Change in Constant Currency
Americas	$375,806	46.4%	$322,954	46.8%	16.4%	16.2%

Germany	61,955	7.6%	57,371	8.3%	8.0%	(0.2)%
Other EMEA	146,277	18.1%	119,393	17.3%	22.5%	14.3%
EMEA	208,232	25.7%	176,764	25.6%	17.8%	9.6%

Japan	102,213	12.6%	93,208	13.5%	9.7%	9.8%
Other Asia-Pacific	123,629	15.3%	97,720	14.1%	26.5%	22.3%
Asia-Pacific	225,842	27.9%	190,928	27.6%	18.3%	16.2%

Total	$809,880		$690,646		17.3%	14.5%

Q2 2021 Financial Results // 8

Non-GAAP

(in thousands, except percentages)	Q2 QTD 2021	% of Total	Q2 QTD 2020	% of Total	% Change	% Change in Constant Currency
Americas	$221,183	48.9%	$193,262	49.6%	14.4%	14.2%

Germany	30,697	6.8%	27,512	7.1%	11.6%	3.1%
Other EMEA	74,659	16.5%	60,457	15.5%	23.5%	15.0%
EMEA	105,356	23.3%	87,969	22.6%	19.8%	11.3%

Japan	60,475	13.4%	56,442	14.5%	7.1%	8.8%
Other Asia-Pacific	65,536	14.5%	52,028	13.4%	26.0%	21.6%
Asia-Pacific	126,011	27.8%	108,470	27.8%	16.2%	14.9%

Total	$452,550		$389,701		16.1%	13.8%

(in thousands, except percentages)	Q2 YTD 2021	% of Total	Q2 YTD 2020	% of Total	% Change	% Change in Constant Currency
Americas	$388,394	47.1%	$326,386	46.7%	19.0%	18.8%

Germany	62,133	7.5%	57,840	8.3%	7.4%	(0.7)%
Other EMEA	146,970	17.8%	120,223	17.2%	22.2%	14.1%
EMEA	209,103	25.4%	178,063	25.5%	17.4%	9.3%

Japan	102,873	12.5%	94,731	13.6%	8.6%	8.7%
Other Asia-Pacific	124,329	15.1%	99,418	14.2%	25.1%	20.9%
Asia-Pacific	227,202	27.5%	194,149	27.8%	17.0%	15.0%

Total	$824,699		$698,598		18.1%	15.3%

REVENUE BY CHANNEL

GAAP

	Q2 QTD 2021	Q2 QTD 2020	Q2 YTD 2021	Q2 YTD 2020
Direct revenue, as a percentage of total revenue	75.4%	78.1%	73.8%	76.2%
Indirect revenue, as a percentage of total revenue	24.6%	21.9%	26.2%	23.8%

Non-GAAP

	Q2 QTD 2021	Q2 QTD 2020	Q2 YTD 2021	Q2 YTD 2020
Direct revenue, as a percentage of total revenue	75.6%	77.9%	74.1%	75.9%
Indirect revenue, as a percentage of total revenue	24.4%	22.1%	25.9%	24.1%

Q2 2021 Financial Results // 9

INCOME STATEMENT HIGHLIGHTS

GAAP

	Q2 QTD 2021	Q2 QTD 2020	Q2 YTD 2021	Q2 YTD 2020
Gross margin	85.6%	86.0%	84.4%	84.9%
Operating margin	26.1%	29.3%	20.6%	21.3%
Effective tax rate	27.3%	14.2%	5.9%	2.2%

Non-GAAP

	Q2 QTD 2021	Q2 QTD 2020	Q2 YTD 2021	Q2 YTD 2020
Gross margin	90.0%	89.6%	89.3%	88.9%
Operating margin	41.7%	42.9%	38.0%	36.9%
Effective tax rate	19.0%	19.5%	19.0%	19.5%

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•Cash and short-term investments totaled $958.2 million as of June 30, 2021, of which 66% was held domestically.

•Deferred revenue and backlog was $927.1 million at June 30, 2021, an increase of 10% over June 30, 2020.

•Operating cash flows were $118.9 million for the second quarter of 2021 as compared to $131.6 million for the second quarter of 2020. Operating cash flows were $290.0 million for YTD 2021 as compared to $279.0 million for YTD 2020.

•Cash paid for acquisitions, net of cash acquired, totaled $105.2 million for YTD 2021 as compared to $100.2 million for YTD 2020.

•Capital expenditures totaled $5.8 million and $10.8 million for the second quarter and YTD 2021, respectively. We are currently planning capital expenditures in the range of $30.0 - $40.0 million for FY 2021.

SHARE COUNT AND SHARE REPURCHASES

We had 88.1 million and 88.0 million fully diluted weighted average shares outstanding in Q2 and YTD 2021, respectively. There were no share repurchases during the first half of 2021 as compared to the 0.7 million repurchased during the first half of 2020 for $161.0 million. As of June 30, 2021, we had 2.8 million shares remaining available for repurchase under our authorized share repurchase program. Our authorized repurchase program does not have an expiration date, and the pace of the purchase activity will depend on factors such as working capital needs, cash requirements for acquisitions, our stock price, and economic and market conditions.

Q2 2021 Financial Results // 10

STOCK-BASED COMPENSATION EXPENSE

(in thousands, except per share data)	Q2 QTD 2021	Q2 QTD 2020	Q2 YTD 2021	Q2 YTD 2020
Cost of sales:
Maintenance and service	$3,519	$3,464	$7,081	$6,330
Operating expenses:
Selling, general and administrative	23,515	16,319	40,738	31,463
Research and development	15,851	14,347	30,185	27,278
Stock-based compensation expense before taxes	42,885	34,130	78,004	65,071
Related income tax benefits	(8,783)	(10,883)	(51,408)	(36,789)
Stock-based compensation expense, net of taxes	$34,102	$23,247	$26,596	$28,282
Net impact on earnings per share:
Diluted earnings per share	$(0.39)	$(0.27)	$(0.30)	$(0.32)

CURRENCY

The second quarter and YTD 2021 revenue and operating income, as compared to the second quarter and YTD 2020, were impacted by fluctuations in the exchange rates of foreign currencies against the U.S. Dollar. The net favorable impacts on GAAP and non-GAAP revenue and operating income as a result of the weakened U.S. Dollar when measured against our primary foreign currencies are reflected in the tables below.

GAAP

(in thousands)	Q2 QTD 2021	Q2 YTD 2021
Revenue	$9,199	$19,111
Operating income	$1,412	$3,458

Non-GAAP

(in thousands)	Q2 QTD 2021	Q2 YTD 2021
Revenue	$9,248	$19,196
Operating income	$1,877	$4,350

The net foreign exchange impacts on deferred revenue and backlog were $2.7 million favorable and $11.3 million unfavorable for the second quarter and YTD 2021, respectively.

Q2 2021 Financial Results // 11

/ Outlook

Our third quarter and full year financial guidance estimates are provided below and are based on significant assumptions that may or may not be realized as we progress through 2021. Those assumptions, and certain related management actions, include the following, among others:
•Businesses have not fully resumed operations to pre-pandemic levels and many employees continue to work from home globally as COVID-19 cases persist. We continue to expect a further recovery in the business environment over the second half of the year as vaccine distribution becomes more widespread and a larger percentage of the population is inoculated. We have not considered additional impact from additional waves or mutated variants of COVID-19 (such as the Delta variant) that result in renewed shutdowns that stop or regress economic recovery in our outlook.
•Ongoing trade restrictions limited our ability to deliver products and services to certain entities in China, and our guidance assumes that these restrictions will remain in place throughout 2021. Additional restrictions or a further deterioration in the trade environment could have a material adverse impact on our business, as well as on our ability to achieve our financial guidance.
•The up-front recognition of revenue on perpetual licenses and the license component of multi-year lease contracts has a significant impact on our operating results. Our 2021 guidance assumes the ongoing ability to drive more multi-year lease deals across a broader set of customers and reflects the mix of license types for the second half of the year that we see in our current pipeline.

•As has been the case in prior years, the dollar value of ACV will continue to be highly skewed toward the fourth quarter of the year. As we previously mentioned, ACV growth rates are likely to be variable across quarters and are significantly affected by the performance comparisons to 2020, in which Q1 and Q4 were relatively stronger quarters, driven in Q1 by the pre-COVID-19 economic environment and in Q4 by the year end accelerated spending we saw after vaccines were announced. Given the strong Q2 2021 ACV performance, in 2021 we expect the quarterly ACV growth rate in the second quarter to be the highest rate, and we expect the quarterly ACV growth rate in the third quarter to be higher than those in the first and the fourth quarters.

•In the second half of 2021, revenue growth is expected to be primarily impacted by the difficult year-over-year compare and mix of business. In particular, the second half of 2020 reflected an unusually high mix of perpetual licenses which have immediate revenue recognition, and we closed two of our three largest multi-year lease license deals.

•Consistent with the first half of 2021, we expect to see improved business conditions within the small- and medium-sized segments.

•Our blended renewal rates have historically been approximately 90%. Our renewal rates have remained high, and our assumptions are that they will continue to remain so for the majority of our business.
•Government stimulus programs continue to evolve as the United States has had a change in political leadership and the global economy continues its recovery. Our guidance continues to assume that such stimulus is not targeted to a single segment of our customer base, but is more broad and supportive in helping countries to avoid prolonged recessions.
•Our spending reflects our expectations for the pace at which economic recovery will occur, and we continue to invest in long-term opportunities. We have also maintained and intend to maintain our commitment to invest in our acquisitions, research and development, and certain digital transformation projects, in particular CRM and HRIS, as those projects are critical to our ability to operate efficiently and scale the business for future growth.
Q2 2021 Financial Results // 12

We are currently forecasting the following:

Q3 2021 OUTLOOK

(in millions, except percentages and per share data)	GAAP			Non-GAAP
Revenue	$395.8	-	$420.8	$400.0	-	$425.0
Revenue Growth Rate	7.9%	-	14.7%	8.4%	-	15.1%
Revenue Growth Rate — Constant Currency	7.0%	-	13.8%	7.5%	-	14.2%
Operating margin	16.5%	-	21.4%	34.0%	-	36.5%
Effective tax rate	16.5%	-	18.5%	19.0%
Diluted earnings per share	$0.58	-	$0.80	$1.22	-	$1.39

FY 2021 OUTLOOK

(in millions, except percentages and per share data)	GAAP			Non-GAAP
Revenue	$1,818.9	-	$1,868.9	$1,840.0	-	$1,890.0
Revenue Growth Rate	8.2%	-	11.2%	8.5%	-	11.5%
Revenue Growth Rate — Constant Currency	6.9%	-	9.9%	7.3%	-	10.2%
Operating margin	24.8%	-	26.8%	40.0%	-	41.0%
Effective tax rate	13.0%	-	15.0%	19.0%
Diluted earnings per share	$4.51	-	$4.91	$6.85	-	$7.15

We are currently expecting approximately 88.3 million and 88.2 million fully diluted shares outstanding for Q3 2021 and FY 2021, respectively.
In addition, we are currently forecasting the following for FY 2021:

(in millions, except percentages)	Other Financial Metrics
ACV	$1,800.0	-	$1,845.0
ACV Growth Rate	11.4%	-	14.1%
ACV Growth Rate — Constant Currency	10.8%	-	13.5%
Operating cash flows	$495.0	-	$535.0

CURRENCY OUTLOOK
Our results are impacted by currency fluctuations, particularly by rate movements in the Euro and Japanese Yen. Our currency rate assumptions are as follows:

	Euro	Japanese Yen
Q3 2021	1.17 - 1.20	108 - 111
FY 2021	1.18 - 1.21	108 - 111

The outlook presented above factors in actual and planned increases in sales and channel capacity, our current visibility around major account activity, sales pipelines and forecasts. However, as we have said in the past, and will continue to reiterate, there are many factors over which we have no control, including the macro-economic environment, customer procurement patterns, government and tax policies, and currency rate volatility. We do, however, have the benefit of a solid, repeatable business base; a diversified geographic and industry footprint; and a world-class customer base that have helped us to succeed and to deliver on our commitments.
Q2 2021 Financial Results // 13

Please see the section entitled “Forward-Looking Statements and Risk Factors” for a discussion of risks, uncertainties and factors that could cause actual results to differ materially from those implied by forward-looking statements.

/ Glossary of Terms

Annual Contract Value (ACV): ACV is a metric we use to better understand the business. There is no GAAP measure comparable to ACV. ACV is composed of the following:

•the annualized value of maintenance and lease contracts with start dates or anniversary dates during the period, plus
•the value of perpetual license contracts with start dates during the period, plus
•the annualized value of fixed-term services contracts with start dates or anniversary dates during the period, plus
•the value of work performed during the period on fixed-deliverable services contracts.

Example 1: A $300,000 lease or maintenance contract with a term of January 1, 2021 - December 31, 2023 would contribute $100,000 to ACV in each of fiscal years 2021, 2022 and 2023.

Example 2: A perpetual license valued at $200,000 with a contract start date of March 1, 2021 sold in connection with three years of annual maintenance valued at a total of $120,000 would contribute to ACV as follows: fiscal year 2021: $240,000 ($200,000 + $40,000); fiscal years 2022 and 2023: $40,000 in each year.

Backlog: Installment billings for periods beyond the current quarterly billing cycle.

Deferred Revenue: Billings made or payments received in advance of revenue recognition.

Lease or Time-Based License: A license of a stated product of our software that is granted to a customer for use over a specified time period, which can be months or years in length. In addition to the use of the software, the customer is provided with access to maintenance (unspecified version upgrades and technical support) without additional charge. The revenue related to these contracts is recognized ratably over the contract period for the maintenance portion and up front for the license portion.

Perpetual / Paid-Up License: A license of a stated product and version of our software that is granted to a customer for use in perpetuity. The revenue related to this type of license is recognized up front.

Maintenance: A contract, typically one year in duration, that is purchased by the owner of a perpetual license and that provides access to unspecified version upgrades and technical support during the duration of the contract. The revenue from these contracts is recognized ratably over the contract period.

/ Forward-Looking Statements and Risk Factors

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that provide current expectations or forecasts of future events based on certain assumptions. Forward-looking statements are subject to risks, uncertainties, and factors relating to our business which could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements.

Forward-looking statements use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” or other words of similar meaning. Forward-looking statements include those about market opportunity, including our total addressable market. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. We undertake no
Q2 2021 Financial Results // 14

obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

The following risks, among others, could cause actual results to differ materially from those described in any forward-looking statements:

•current and future impacts of a natural disaster or catastrophe, including the COVID-19 pandemic, on the global economy and our business and condensed consolidated financial statements; adverse changes in global economic and/or political conditions; and political, economic, regulatory and public health and safety risks and uncertainties in the countries and regions in which we operate;

•declines in our customers’ businesses resulting in adverse changes in procurement patterns; disruptions in accounts receivable and cash flow due to customers’ liquidity challenges and commercial deterioration; uncertainties regarding demand for our products and services in the future and our customers’ acceptance of new products; and delays or declines in anticipated sales due to reduced or altered sales and marketing interactions with customers;

•impacts from tariffs, trade sanctions, export license requirements or other trade barriers; disruptions in the global economy and financial markets that may limit or delay availability of credit under existing or new credit facilities, or that may limit our ability to obtain credit or financing on acceptable terms or at all; and the effect of changes in currency exchange rates or interest rates;

•our ability to protect our proprietary technology; cybersecurity threats or other security breaches, including in relation to an increased level of our activity that is occurring from remote global off-site locations; and disclosure and misuse of employee or customer data whether as a result of a cybersecurity incident or otherwise;

•the quality of our products, including the strength of features, functionality and integrated multi-physics capabilities; our ability to develop and market new products to address the industry’s rapidly changing technology; failures or errors in our products and services; and increased pricing pressure as a result of the competitive environment in which we operate;

•plans for future capital spending; the extent of corporate benefits from such spending including with respect to customer relationship management; and higher than anticipated costs for research and development or slowdown in our research and development activities;
•investments in complementary companies, products, services and technologies; our ability to complete and successfully integrate our acquisitions and realize the financial and business benefits of the transactions; and the impact indebtedness incurred in connection with any acquisition could have on our operations;

•investments in global sales and marketing organizations and global business infrastructure; and dependence on our channel partners for the distribution of our products;

•our ability to recruit and retain key personnel including any delays in recruitment caused by restrictions on travel and in person interactions; and the absence of key personnel or teams due to illness or recuperation;

•increased volatility in our revenue due to the timing, duration and value of multi-year lease contracts; our reliance on high renewal rates for annual lease and maintenance contracts; the volatility of our stock price; the potential variations in our sales forecasts compared to actual sales; and the uncertainty of estimates associated with the acquisition accounting treatment of deferred revenue;

•operational disruptions generally or specifically in connection with transitions to and from remote work environments; and the failure of our technological infrastructure or those of the service providers upon whom we rely including for infrastructure and cloud services;

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•our and our channel partners’ ability to comply with laws and regulations in relevant jurisdictions; the outcome of contingencies, including legal proceedings, government or regulatory investigations and service tax audit cases;

•uncertainty regarding income tax estimates in the jurisdictions in which we operate; and the effect of changes in tax laws and regulations in the jurisdictions in which we operate; and

•other risks and uncertainties described in our reports filed from time to time with the Securities and Exchange Commission.

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/ Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

	Three Months Ended
	June 30, 2021
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$446,654	$382,496	85.6%	$116,773	26.1%	$93,716	$1.06
Acquisition accounting for deferred revenue	5,896	5,896	0.2%	5,896	0.9%	5,896	0.07
Stock-based compensation expense	—	3,519	0.8%	42,885	9.5%	42,885	0.48
Excess payroll taxes related to stock-based awards	—	182	0.1%	2,319	0.6%	2,319	0.03
Amortization of intangible assets from acquisitions	—	15,025	3.3%	19,459	4.3%	19,459	0.22
Transaction expenses related to business combinations	—	—	—%	1,321	0.3%	1,321	0.02
Adjustment for income tax effect	—	—	—%	—	—%	(2,997)	(0.03)
Total non-GAAP	$452,550	$407,118	90.0%	$188,653	41.7%	$162,599	$1.85
1 Diluted weighted average shares were 88,053.

	Three Months Ended
	June 30, 2020
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$385,661	$331,801	86.0%	$112,807	29.3%	$96,564	$1.11
Acquisition accounting for deferred revenue	4,040	4,040	0.2%	4,040	0.7%	4,040	0.05
Stock-based compensation expense	—	3,464	0.8%	34,130	8.9%	34,130	0.40
Excess payroll taxes related to stock-based awards	—	166	0.1%	1,876	0.4%	1,876	0.02
Amortization of intangible assets from acquisitions	—	9,764	2.5%	13,927	3.6%	13,927	0.16
Transaction expenses related to business combinations	—	—	—%	309	—%	309	—
Rabbi trust (income) / expense	—	—	—%	—	—%	(1)	—
Adjustment for income tax effect	—	—	—%	—	—%	(16,518)	(0.19)
Total non-GAAP	$389,701	$349,235	89.6%	$167,089	42.9%	$134,327	$1.55
1 Diluted weighted average shares were 86,934.
Q2 2021 Financial Results // 17

	Six Months Ended
	June 30, 2021
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$809,880	$683,619	84.4%	$166,795	20.6%	$166,114	$1.89
Acquisition accounting for deferred revenue	14,819	14,819	0.3%	14,819	1.4%	14,819	0.17
Stock-based compensation expense	—	7,081	0.9%	78,004	9.5%	78,004	0.88
Excess payroll taxes related to stock-based awards	—	1,047	0.1%	11,454	1.4%	11,454	0.13
Amortization of intangible assets from acquisitions	—	29,974	3.6%	38,815	4.7%	38,815	0.44
Transaction expenses related to business combinations	—	—	—%	3,291	0.4%	3,291	0.04
Adjustment for income tax effect	—	—	—%	—	—%	(50,976)	(0.58)
Total non-GAAP	$824,699	$736,540	89.3%	$313,178	38.0%	$261,521	$2.97
1 Diluted weighted average shares were 88,019.

	Six Months Ended
	June 30, 2020
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$690,646	$586,670	84.9%	$146,880	21.3%	$142,628	$1.64
Acquisition accounting for deferred revenue	7,952	7,952	0.2%	7,952	0.9%	7,952	0.09
Stock-based compensation expense	—	6,330	1.0%	65,071	9.4%	65,071	0.75
Excess payroll taxes related to stock-based awards	—	689	0.1%	8,859	1.2%	8,859	0.10
Amortization of intangible assets from acquisitions	—	19,316	2.7%	27,641	4.0%	27,641	0.32
Transaction expenses related to business combinations	—	—	—%	1,259	0.1%	1,259	0.01
Rabbi trust (income) / expense	—	—	—%	—	—%	(5)	—
Adjustment for income tax effect	—	—	—%	—	—%	(46,773)	(0.54)
Total non-GAAP	$698,598	$620,957	88.9%	$257,662	36.9%	$206,632	$2.37
1 Diluted weighted average shares were 87,152.

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In the third quarter and fiscal year 2021 guidance, the expected impacts of non-GAAP adjustments to revenue associated with the acquisition accounting for deferred revenue are $4.2 million and $21.1 million, respectively. Over the same periods, the impacts of non-GAAP adjustments associated with stock-based compensation result in a higher non-GAAP normalized effective tax rate than the comparable GAAP annualized effective tax rate. See below for a reconciliation of GAAP to non-GAAP operating margins and diluted earnings per share:

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Forward-Looking Guidance
Quarter Ending September 30, 2021
	Operating Margin			Earnings Per Share - Diluted
U.S. GAAP expectation	16.5%	-	21.4%	$0.58	-	$0.80
Exclusions before tax:
Acquisition adjustments to deferred revenue	0.8%			$0.05
Acquisition-related amortization	4.3%	-	4.7%	$0.21
Stock-based compensation and related excess payroll tax	10.0%	-	12.0%	$0.48	-	$0.55
Adjustment for income tax effect	N/A			($0.15)	-	($0.17)
Non-GAAP expectation	34.0%	-	36.5%	$1.22	-	$1.39

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Forward-Looking Guidance
Year Ending December 31, 2021
	Operating Margin			Earnings Per Share - Diluted
U.S. GAAP expectation	24.8%	-	26.8%	$4.51	-	$4.91
Exclusions before tax:
Acquisition adjustments to deferred revenue	0.8%	-	0.9%	$0.24
Acquisition-related amortization	4.0%	-	4.2%	$0.84	-	$0.87
Stock-based compensation and related excess payroll tax	9.2%	-	9.9%	$1.97	-	$2.08
Transaction expenses related to business combinations	0.2%			$0.04
Adjustment for income tax effect	N/A			($0.85)	-	($0.89)
Non-GAAP expectation	40.0%	-	41.0%	$6.85	-	$7.15

/ Non-GAAP Measures

We provide non-GAAP revenue, non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. These prepared remarks also contain a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.
We use non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and employees. In addition, many financial analysts that follow us focus on and publish both historical results and future
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projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and we have historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.
While we believe that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all our competitors and may not be directly comparable to similarly titled measures of our competitors due to potential differences in the exact method of calculation. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:
Acquisition accounting for deferred revenue. Historically, we have consummated acquisitions in order to support our strategic and other business objectives. In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value. Although this acquisition accounting requirement has no impact on our business or cash flow, it adversely impacts our reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, we provide non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. We believe that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by us in our financial and operational decision-making, and (b) compare our past and future reports of financial results as the revenue reduction related to acquired deferred revenue will not recur when related lease licenses and software maintenance contracts are renewed in future periods.
Amortization of intangible assets from acquisitions. We incur amortization of intangible assets, included in our GAAP presentation of amortization expense, related to various acquisitions we have made. We exclude these expenses for the purpose of calculating non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by us after the acquisition. Accordingly, we do not consider these expenses for purposes of evaluating our performance during the applicable time period after the acquisition, and we exclude such expenses when making decisions to allocate resources. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by us in our financial and operational decision-making, and (b) compare our past reports of financial results as we have historically reported these non-GAAP financial measures.
Stock-based compensation expense. We incur expense related to stock-based compensation included in our GAAP presentation of cost of maintenance and service; research and development expense; and selling, general and administrative expense. This non-GAAP adjustment also includes excess payroll tax expense related to stock-based compensation. Stock-based compensation expense (benefit) incurred in connection with our deferred compensation plan held in a rabbi trust includes an offsetting benefit (charge) recorded in other income (expense). Although stock-based compensation is an expense and viewed as a form of compensation, we exclude these expenses for the purpose of calculating non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance. We similarly exclude income (expense) related to assets held in a rabbi trust in connection with our deferred compensation plan. Specifically, we exclude stock-based compensation and income (expense) related to assets held in the deferred compensation plan rabbi trust during our annual budgeting
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process and our quarterly and annual assessments of our performance. The annual budgeting process is the primary mechanism whereby we allocate resources to various initiatives and operational requirements. Additionally, the annual review by our board of directors during which it compares our historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of our senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, we record stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, we can review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate our operating results and the effectiveness of the methodology used by us to review our operating results, and (b) review historical comparability in our financial reporting as well as comparability with competitors' operating results.
Transaction expenses related to business combinations. We incur expenses for professional services rendered in connection with business combinations, which are included in our GAAP presentation of selling, general and administrative expense. These expenses are generally not tax-deductible. We exclude these acquisition-related transaction expenses, derived from announced acquisitions, for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance, as we generally would not have otherwise incurred these expenses in the periods presented as a part of our operations. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate our operating results and the effectiveness of the methodology used by us to review our operating results, and (b) review historical comparability in our financial reporting as well as comparability with competitors' operating results.
Non-GAAP tax provision. We utilize a normalized non-GAAP annual effective tax rate (AETR) to calculate non-GAAP measures. This methodology provides better consistency across interim reporting periods by eliminating the effects of non-recurring items and aligning the non-GAAP tax rate with our expected geographic earnings mix. To project this rate, we analyzed our historic and projected non-GAAP earnings mix by geography along with other factors such as our current tax structure, recurring tax credits and incentives, and expected tax positions. On an annual basis we will re-evaluate this rate for significant items that may materially affect our projections.
Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
We have provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Gross Profit	Non-GAAP Gross Profit
Gross Profit Margin	Non-GAAP Gross Profit Margin
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share

Q2 2021 Financial Results // 21

IR Contacts:

Kelsey DeBriyn
Vice President, Investor and Government Relations
724.820.3927
kelsey.debriyn@ansys.com

Virginea Gibson
Investor Relations Manager
724.820.4225
virginea.gibson@ansys.com
Q2 2021 Financial Results // 22